EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-16255 and 333-25685 on Form S-3 and 333-16253, 333-27015, 333-68155, 333-46772, 333-77149 and 333-73054 on Form S-8 and 333-114923 on Form S-4 of PG&E Corporation and Registration Statements No. 33-62488, and 333-10994 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 18, 2004 (March 1, 2004 as to the last three paragraphs of Note 1 and June 18, 2004 as to the first three paragraphs of “Adoption of New Accounting Policies” in Note 1), (which express an unqualified opinion and include explanatory paragraphs relating to accounting changes, a revision to the 2002 and 2001 financial statements of PG&E Corporation and going concern uncertainties), appearing in this Form 8-K of PG&E Corporation and Pacific Gas and Electric Company.

DELOITTE & TOUCHE LLP

San Francisco, California
June 18, 2004